Exhibit 99 (16)(d)

CODE OF ETHICS
ADOPTED BY
OAK ASSOCIATES, LTD.

(REVISED
JANUARY 2005

1.             Purposes

This Code of Ethics (“Code”) has been adopted by Oak Associates, ltd. (“Oak”), an Ohio limited liability company, in accordance with Rule 17j-1(b) under the Investment Company Act of 1940 (the “Act”) and Rule 204 A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”)  This Code establishes rules of conduct for all employees of Oak and is designed to, among other things, govern personal securities trading activities in the accounts of employees. The Code is based upon the principle that Oak and its employees owe a fiduciary duty to Oak clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

This Code is designed to ensure that the high ethical standards long maintained by Oak continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

In meeting its fiduciary responsibilities to its clients, Oak expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Oak.  Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Oak. Oak’s reputation for fair and honest dealing with its clients had taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients.  Employees are urged to seek the advice of the Chief Compliance Officer, for any questions about the Code or the application of the Code to their individual circumstances.  Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment.

(a)           The duty at all times to place the interests of Oak advisory clients, Oak Funds, and shareholders first and foremost.

Oak personnel should scrupulously avoid serving their own personal interests ahead of the interests of advisory clients, Oak Funds and shareholders of mutual funds advised by Oak in any decision relating to their personal investments.

(b)           The requirement that all personal securities transactions be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.

Oak personnel must not only seek to achieve technical compliance with the Code but should strive to abide by its spirit and the principles articulated herein.

(c)           The fundamental standard that Oak investment advisory personnel should not take inappropriate advantage of their positions.

Oak personnel must avoid any situation that might compromise, or call into question, their exercise of fully independent judgment in the interest of Clients, Oak Funds and Fund shareholders, including, but not limited to the receipt of unusual investment opportunities, perquisites, or gifts of more than a de minimis value from persons doing or seeking business with Oak or Oak Funds.

Rule 17j-1 under the Act and Section 206 the Advisers Act generally proscribe fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment advisers to investment companies, and advisory clients. The purpose of the Code is to establish procedures consistent with the Act, the Advisers Act, Rule 17j-1 and Rule 204A-1to give effect to the general prohibitions.  In particular and as set forth in Rule 17j-1:

(1)           It is unlawful for any affiliated person of or principal underwriter for a registered investment company, or any affiliated person of an investment adviser of or principal underwriter for a registered investment company in connection with the purchase or sale, directly or indirectly, by such person of a reportable security held or to be acquired, as defined in this section, by such registered investment company.

(i)            To employ any device, scheme or artifice to defraud such registered investment company;

(ii)           To make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)          To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such registered investment company; or

(iv)          To engage in any manipulative practice with respect to such registered investment company.

Section 206 of the Advisers Act has similar anti-fraud prohibitions governing an adviser’s activities with respect to all Oak clients and prospective clients.

2.             Definitions

(a)           “Access Person” means:  Any of your supervised persons:

(i)            Who has access to nonpublic information regarding any clients’ purchase of sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or

(ii)           Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

(b)           “Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or by marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.

(c)           “Adviser/Subadviser” means Oak in its capacity as the adviser or subadviser of a Fund, or other advisory client or both, as the context may require.

(d)           “Beneficial Ownership” will be interpreted in a manner consistent with Rule 16a-1(a)(2) and Section 13D under the Securities Exchange Act of 1934, and generally means (i) any direct indirect pecuniary interest in a reportable security or investment; (ii) the power to vote or direct the voting of a reportable security (iii) the investment power to dispose of the reportable security or (iv) the right to acquire beneficial ownership

(e)           “Code” means this Code of Ethics.

(f)            “Chief Compliance Officer” means the person designated by Oak as having responsibility for compliance with the requirements of the Code.

(g)           “Control” will have the same meaning as that set forth in Section 2 (a) (9) of the Act, and generally means the power to exercise a controlling influence over the management or policies of a company, among other things.

h)            “Disinterested Director/Trustee” means a Director/Trustee of a Fund who is not an “interested person” of such Fund within the meaning of Section 2(a)(19) of the Act.

(i)            “Fund” means each investment company registered the Act as to which Oak is an Adviser or Subadviser.

(j)            “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of the Securities Exchange Act of 1934.

(k)           “Oak” means Oak Associates, ltd.

(l)            “Oak Clients” means any advisory or sub-advisory client of Oak, including the Oak Funds.

(m)          “Portfolio Manager” means any Access Person who has the direct responsibility and authority to make investment decisions for an Oak Client.

(n)           “Purchase or sale of a Reportable Security” includes, inter alia, the writing of an option to purchase or sell a reportable security.

“Reportable Security: is interpreted broadly and means any security as defined in Section 202(a) (18) of the Advisers Act and includes:

(i)            a Reportable Security that is convertible into another Reportable Security,

(ii)           with respect to an equity Reportable Security, a Reportable Security having the same issuer (including a private issue by the same issuer) and any derivative, option or warrant relating to that Reportable Security and

(iii)          with respect to a fixed-income Reportable Security, a Reportable Security having the same issuer, maturity, coupon and rating.

A Reportable Security does not include the following:

(i)            direct obligations of the U.S. Government;

(ii)           bankers acceptances, bank CDs, commercial or high quality short term debt instruments, including repurchase agreements;

(iii)          shares issued by money market funds;

(iv)          share issued by open-end mutual funds other than any fund for which Oak acts as adviser; and

(v)           shares of unit investment trust invested exclusively in one or more open-end funds, none of which are Oak Funds.

(p)           “Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

3.             Applicability

The prohibitions described below will only apply to a transaction in a Reportable Security in which the designated Supervised Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership.  All Oak partners, officers and employees are deemed to be Supervised Persons and must abide by Oak’s Code of Ethics.

4.             Investment & Trading Restrictions

(a)           Oak New Ideas/Watchlists

Although Oak does not typically receive confidential information from portfolio companies, or others, Oak may and does take appropriate procedures consistent with the firm’s Insider Trading Policy and has established the Oak New Ideas and Oak Watch Lists.  No Supervised Person may purchase or sell or receive preclearance approval for any securities transactions for any Accounts during any period a reportable security is listed on the Oak New Ideas and /or Oak Watch Lists.  Access to the Oak New Ideas/Watch Lists is limited to persons on a need to know basis and the Oak Portfolio Advisory Team members.

(b)           Initial Public Offerings. No Supervised Person may acquire any securities in an Initial Public Offering.

(c)           Private Placements. No Supervised Person may acquire any Securities in a private placement without express prior approval.

(i)            Prior approval must be obtained in accordance with the preclearance procedure described in Section 6 below.  Such approval will take into account, among other factors, whether the investment opportunity should be reserved for an Oak Client and whether the opportunity is being offered to the Supervised Person by virtue of his or her position with Oak.

(ii)           Supervised Persons who have been authorized to acquire securities in a private placement must disclose that investment to the chief investment officer (including his or her designee) Oak (or of any unit or subdivision thereof) or the Chief Compliance Officer when they play a part in any subsequent consideration of an investment by an Oak Fund in the issuer. In such circumstances, an Oak Client’s decision to purchase securities of the issuer will be subject to an independent review by appropriate personnel with no personal interest in the issuer.

(d)           Blackout Periods.

(i)            Except as provided in Section 5 below, Supervised Persons are prohibited from executing a securities transaction on a day during which any Oak Client has a pending “buy” or “sell” order in the same or an equivalent Reportable Security and until such time as that order is executed or withdrawn; provided, however, that this prohibition shall not apply to Disinterested Directors/Trustees except if they have actual knowledge of trading by any Oak Client.

A “pending ‘buy’ or ‘sell’ order” exists when a decision to purchase or sell a Reportable Security has been made and communicated.

(ii)           If trades are effected during the periods proscribed in (i) above, except as provided in (iii) below, any profits realized on such trades will be immediately required to be disgorged to to Oak who will donate any such funds to a charity selected by Oak.

iii)            A transaction by Supervised Persons inadvertently effected during the period proscribed in (i) above will not be considered a violation of the Code and disgorgement will not be required so long as the transaction was effected in accordance with the preclearance procedures described in Section 6 below and without prior knowledge of trading by any Oak Client in the same or an equivalent Reportable Security.

(e)           Short-Term Trading Profits. Except as provided in Section 5 below, Supervised Persons are prohibited from profiting from a purchase and sale, or sale and purchase, of the same or an equivalent Reportable Security within any 60 calendar day period.  If trades are effected during the proscribed period, any profits realized on such trades will be immediately required to be disgorged to Oak who will donate any such funds to a charity selected by Oak.

(f)            Investments in Oak Funds

Supervised Persons may invest in Oak Funds at any time.  However, consistent with Oak’s policies against last trading and market timing, Supervised Persons are prohibited from late trading and market timing any Oak Funds.

Further, investments in Oak Funds in any Accounts must be held for a period of 60 days and are subject to the short term profits section in subsection (e) above.

While not subject to Oak’s pre-clearance requirements, investments in Oak Funds must be reported on the initial and annual holdings as well as the quarterly transactions reports of all Supervised Persons.5.      Exempted Transactions

Subject to preclearance procedures in Section 6 below the following transactions in subsections (a) – (f) do not need to be reported:

(a)           Purchases or sales of securities effected in any Account over which the Supervised Person has no direct or indirect influence or control or in any account of the Supervised Person which is managed on a discretionary basis by a person other than such Supervised Person and with respect to which such Supervised Person does not in fact influence or control such transactions.

(b)           Purchases or sales of Securities which are non-volitional on the part of either the Supervised Person or any Oak Client.

(c)           Purchases of securities which are part of an automatic dividend reinvestment plan.

(d)           Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(e)

(f)            Any fixed-income securities transaction, or series of related transactions effected over a 30 calendar day period, involving 100 units ($100,000 principal amount) or less in the aggregate, if the Supervised Person has no prior knowledge of transactions in such securities by anyOak Client.

(g)           Any transactions in exchange traded funds (ETFs), futures or index options on futures effected on a broad-based index if the Supervised Person has no prior knowledge of activity in such index options or futures by any Oak Client.

(h)           Purchases or sales of securities which receive the prior approval of the Chief Compliance Officer (such person having no personal interest in such purchases or sales), based on a determination that no conflict or abuse is involved and that such purchases and sales are not likely to have any economic impact on any Oak Client or on its ability to purchase or sell securities of the same class or other securities of the same issuer.

6.             Preclearance

Supervised Persons (other than Disinterested Directors/Trustees) must preclear all personal securities investments except for those identified in Section 5 above.

All requests for preclearance must be submitted to the Chief Compliance Officer for approval on an Oak Preclearance Form attached as Exhibit #1.  (Oak to provide to NRS) All approved orders must be executed by the close of business on the day preclearance is granted; provided, however, that approved orders for securities traded in foreign markets may be executed within two (2) business days from the date preclearance is granted.  If any order is not timely executed, a request for preclearance must be resubmitted.  All requests for preclearance by the Chief Compliance Officer for her personal securities investments must be submitted to the President or Associate Compliance Officer for approval.

7.             Reporting

(a)           Each Supervised Person shall report to the Chief Compliance Officer the information described in Section 7(c) below with respect to transactions in any reportable security in which the Supervised Person has, or by reason such transaction acquires, any direct or indirect Beneficial Ownership in the reportable security.

(b)           Disinterested Directors/Trustees shall report to the Chief Compliance Officer the information described in Section 7 (c) hereof with respect to transactions in any Reportable Security in which such Disinterested Director/Trustee has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Reportable Security only if such Disinterested Director/Trustee, at the time of that transaction knew or, in the ordinary course of fulfilling his or her official duties as a Director/Trustee of a Fund, should have known that, during the 15-day period immediately preceding or subsequent to the date of the transaction in a Reportable Security by such Director/Trustee, such Reportable Security is or was purchased or sold by a Fund or was being considered for purchase or sale by a Fund; provided, however, that a Disinterested Director/Trustee is not required to make a report with respect to transactions effected in any account over which such Director/Trustee does not have any direct or indirect influence or control or in any account of the Disinterested Director/Trustee which is managed on a discretionary basis by a person other than such Director/Trustee and with respect to which such Director/Trustee does not in fact influence or control such transactions. The Chief Compliance Officer shall maintain such reports and such other records to the extent required by the Act and the Advisers Act.

(c)           Every report required by Section 7 (a) and (b) shall be made not later than thirty (30) days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

(i)            The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Reportable Security involved;

(ii)           The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)          The price at which the transaction was effected; and

(iv)          The name of the broker, dealer or bank with or through whom the transaction was effected.

(v)

d)            Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Reportable Security to which the report relates.

8.             Records of Securities Transactions and Post-Trade Review

Supervised Persons (other than Disinterested Directors/Trustees) are required to direct their brokers to supply, on a timely basis, duplicate copies of confirmations and statements of all personal securities transactions and copies of periodic statements for all securities Accounts in which such Supervised Persons have a Beneficial Ownership interest to the Chief Compliance Officer. Compliance with this Code requirement by Disinterested Directors/Trustees will be deemed to satisfy the reporting requirements imposed on Access Persons under Rule 17j-1(c) providing such statements contain all of the information required by the appropriate report.

The Chief Compliance Officer will review all reports, or information provided in lieu of reports, on a quarterly basis. The President or Associate Compliance Officer will review the reports of the Chief Compliance Officer.

9.             Disclosure of Personal Holdings

(a) Initial Holdings Reports.  No later than ten days after a person becomes a Supervised Person, the following information must be reported to the Chief Compliance Officer:

(i)            the title, number of shares and principal amount of each Reportable Security in which a Supervised Person had any direct or indirect Beneficial Ownership when the person became a Supervised Person;

(ii)           the name of any broker, dealer or bank with whom the Supervised Person maintained an account in which any securities were held for the direct or indirect benefit of the Supervised Person as of the date the person became an Supervised Person; and

(li)           the date that the report is submitted by the Supervised Person; and

(lii)          the initial holdings report must be current as of a date not more than 45 days from the date of becoming a Supervised Person.

(b)           Annual Holdings Reports. Annually each Supervised person must provide the following information (which information must be current as of a date no more than 30 days before the report is submitted, shall be reported to the Chief Compliance Officer:

(i)            the title, number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect Beneficial Ownership;

(ii)           the name of any broker, dealer or bank with whom the Access Person maintained an Account in which any securities were held for the direct or indirect benefit of the Access Person; and

(iii)          the date that the report is submitted by the Access Person.

(c)           Initial/Annual Holdings Reports are to be reported on Oak’s Holdings Report attached as Exhibit #2.

(d)           A Disinterested Director/Trustee of a Fund would be required to make a report solely by reason of being a Fund Director/Trustee, need not make an initial holdings report or an annual holdings report.

10.          Confidentiality of Client Information

In the course of investment advisory activities of Oak, the firm obtains and has access to non-public information about its clients.  Such information may include a person’s status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Oak to clients, and data or analyses derived from such non-public personal information (collectively referred to as “Confidential Client Information”).  All Confidential Client Information, whether relating to Oak’s current or former clients, is subject to the Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

11.          Gifts

Access Persons are prohibited from receiving any gift or other thing of more than $100 in value from any person or entity that does business with or on behalf of an Oak Client. Occasional business meals or entertainment (theatrical or sporting events, etc.) are permitted so long as they are not excessive in number or cost.

12.          Service As a Director

Supervised Persons are prohibited from serving on the boards of directors of publicly traded companies, without prior written authorization based upon a determination that the board service would be consistent with the interests of an Oak, Oak Clients, Oak Funds and its shareholders. In the limited instances that such board service is authorized, Supervised Persons serving in such capacities will be isolated from Oak Access Persons making investment decisions affecting transactions in securities issued by any publicly traded company on whose board such Supervised Person serves as a director through the use of “Chinese Wall” or other procedures designed to address actual or potential conflicts of interest.

13.          Certification of Compliance with the Code

Supervised Persons are required to receive, review and certify annually as follows:

(a)           that they have read and understood the Code;

(b)           that they recognize that they are subject to the Code;

(c)           that they have complied with the requirements of the Code; and

(d)           that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

14.          Code Violations

Any actual and apparent violations of the Code are to be reported the Chief Compliance Officer who will review any violations and report a summary of any violations to the President. Senior Management will determine if any sanctions may be appropriate and imposed which may include reprimands, censures, fines, disgorgement, suspensions or termination of employment. All violations of the Code will be reported to the President and the Board of Directors/Trustees of an Oak Fund on a quarterly basis.

15.          Review by the Board of Directors/Trustees

The Board of Directors/Trustees of each Oak Fund will be provided with a written annual report which at a minimum:

(a)           describe any issues arising under the Code of Ethics or procedures since the last report to the Board of Directors/Trustees, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

(b)           certifies that Oak has adopted procedures reasonably necessary to prevent its Supervised Persons from violating the Code of Ethics.

16.          Recordkeeping

Oak shall maintain the following records in the manner and to the extent set forth below and will make such records available to the Securities and Exchange Commission, or any representative thereof, at any time and from time to time for reasonable, periodic special or other examination:

(a)           a copy of this Code as currently in effect, or in effect at any time within the past five years,;

(b)           a record of any violation of the Code and of any action taken as a result of the violation;

(c)           a record of each report made by a Supervised Person, including any information provided in lieu of reports under this Code or any predecessor Code;

(d)           a record of all Access/Supervised Persons currently or within the past five years who are or were required to make reports under this Code or any predecessor Code, or who are or were responsible for reviewing such reports;

(e)           a copy of each Annual Report submitted to the Board of Directors/Trustees;

(f)            a record of any decision and the reasons supporting the decision to approve the acquisition by Access/ Supervised Persons of securities acquired in an Initial Public Offering, limited offerings, or private placement for at least five years after the end of the fiscal year in which the approval is granted, and:

(g)           a record of the Annual Code Certifications of Supervised/Access Persons for the length of their employment at Oak and five years thereafter.

All records required to be kept under this Code shall be maintained by the Chief Compliance Officer in an easily accessible place for not less that five years from the end of the fiscal year end in which the last entry was made, the first two years in Oak’s principal office.

Initial/Annual Code of Ethics Certification

As a Supervised/Access Person of Oak Associates, Ltd., I certify that I have received, read, understand, complied with the requirements and agree to abide by the Oak Code of Ethics.

Signature

Employee Name

Date